EXHIBIT 10.1

LAKELAND INDUSTRIES, INC.
AMENDED AND RESTATED EXECUTIVE SEVERANCE AND CHANGE IN CONTROL
PLAN

Effective as of October 31, 2024

1. Introduction. The purpose of the Lakeland Industries, Inc. Amended and Restated Executive Severance and Change in Control Plan (the “Plan”) is to provide assurances of specified benefits to executive-level employees of Lakeland Industries, Inc. (“Lakeland” or the “Company”) who are eligible to participate as set forth under the Plan and who are members of a select group of management or highly compensated employees (as determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA) in the event their employment is terminated under the circumstances described in the Plan.

Unless otherwise agreed to in writing between the Company and a Participant on or after the date hereof, the Plan shall supersede, and a Participant covered by the Plan shall not be eligible to participate in any other severance or termination plan, policy or practice of the Company, or agreement or arrangement between a Participant and the Company, that could otherwise apply under the circumstances described herein. The Plan is intended to be a “top-hat” pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23.

Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Section 7.

2. Entitlement to Severance Benefits Outside of the Change in Control Period.

(a) Cash Severance Benefit. In the event that a Participant’s employment is terminated (a “Termination”) by the Company without Cause or by the Participant for Good Reason, in either case outside of the Change in Control Period, and subject to the Participant’s satisfaction of the Release requirement under Section 6, the Participant shall be entitled to receive the sum of the following, payable in cash:

(i) Base Salary through the Termination date, which shall be paid no later than fifteen (15) days after the Termination date;

(ii) a pro-rated short-term incentive annual cash bonus (based on the number of full months completed from the beginning of the fiscal year through the Termination date) based on actual performance for the year in which Participant’s Termination occurs, with the amount under this Section 2(a)(ii) paid within the ninety (90) day period following the end of the applicable performance period under the applicable bonus or incentive program; and

(iii) an amount equal to an additional one (1) month of the Participant’s then current Base Salary for every one (1) year of continuous employment with the Company up to the date of Termination (the “Base Salary Severance Amount”), payable in equal monthly installments; provided, however, payment shall not commence until the first (1st) business day immediately following the six (6) month anniversary of the Termination date, with any payment that is otherwise due during such six (6) month period accumulated and paid in a single lump sum together with such first payment, and all other monthly payments, if any, continuing on the regular monthly schedule thereafter. Notwithstanding the foregoing, the Base Salary Severance Amount shall be a minimum of four (4) months of the Participant’s then current Base Salary and a maximum of twelve (12) months of the Participant’s then current Base Salary, regardless of the number of years of Participant’s continuous employment with the Company.

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(b) Other Severance Benefits. In the event a Participant becomes entitled to the amounts provided for in Section 2(a) hereof, any unvested equity awards issued in the name of the Participant as of the occurrence of a Change in Control will vest, if at all, in accordance with the provisions of the Lakeland Industries, Inc. 2017 Equity Incentive Plan, as the same may be amended from time to time, or any successor plan thereto.

3. Entitlement to Severance Benefits Within the Change in Control Period.

(a) Cash Severance Benefit. In the event of a Participant’s Termination of employment by the Company without Cause or by the Participant for Good Reason, in either case within the Change in Control Period, and subject to the Participant’s satisfaction of the Release requirement under Section 6, the Participant shall be entitled to receive the sum of the following, payable in cash:

(i) Base Salary through the Termination date, which shall be paid no later than fifteen (15) days after the Termination date;

(ii) a pro-rated short-term incentive annual cash bonus (based on the number of full months completed from the beginning of the fiscal year through the Termination date), determined as if the target performance goals had been achieved, for the year in which Participant’s Termination occurs; provided, however, that to the extent that payment of a bonus for such period is triggered as a result of a Change in Control under the terms of the incentive program governing annual bonuses, then the amount otherwise payable under this Section 3(a)(ii) will be reduced by any payment made (or calculable no later than the payment date hereunder) under such incentive program as a result of such Change in Control (the “Reduction”), with the amount under this Section 3(a)(ii) paid on the first (1st) business day immediately following the six (6) month anniversary of the Termination date; and

(iii) an amount equal to the product of (A) the applicable Severance Multiple and (B) the sum of the Participant’s Base Salary plus the Participant’s target short-term incentive annual cash bonus, which shall be paid on the first (1st) business day immediately following the six (6) month anniversary of the Termination date.

In the event the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason within ninety (90) days prior to the effective date of a Change in Control, payment of the amounts provided for under Section 3(a)(ii) and (iii), including any applicable Reduction, shall be made, subject to the Participant’s satisfaction of the Release requirement under Section 6, following the effective date of such Change in Control, but in no event later than ninety (90) days thereafter (the “Post Termination CIC Benefit”).

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(b) Other Severance Benefits. In the event a Participant becomes entitled to the amounts provided for in Section 3(a) hereof, (i) any unvested equity awards issued in the name of the Participant as of the occurrence of a Change in Control will vest, if at all, in accordance with the provisions of the Lakeland Industries, Inc. 2017 Equity Incentive Plan, as the same may be amended from time to time, or any successor plan thereto; and (ii) subject to (A) the Participant’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) the Participant’s payment of the full monthly COBRA premiums for continued participation in the Company’s group health and dental plans (to the extent permitted under applicable law and the terms of such plan), the Company shall reimburse the Participant for the Participant’s monthly premium cost under COBRA health and dental continuation less the applicable active employee premium rate (the “Health Reimbursement”). The Participant shall submit evidence of premium payment to the Company no later than sixty (60) days following Participant’s timely payment of such premium. The Company shall pay the Health Reimbursement to the Participant no later than the twentieth (20th) day of the month immediately following the month in which the Participant timely remits to the Company evidence of such premium payment; provided, that any payment of the Health Reimbursement otherwise due during the Release Execution Period (as defined in Section 6), shall be accumulated and paid on the first regularly scheduled payroll date of the Company, following the expiration of the Release Execution Period. The Participant shall be eligible to receive such Health Reimbursement until the earliest of: (i) the expiration of eighteen (18) months of applicable coverage following the Termination date; (ii) the date the Participant is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Participant becomes eligible to receive other group health benefits.

4. Excise Taxes.

(a) In the event that a Participant becomes entitled to payments under Sections 2 or 3 or any other amounts, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company (collectively the “Payments”), all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by the Participant on a net after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Code Section 4999. If a reduction is to occur pursuant to clause (B) of the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A (as defined in Section 20) and timely elected by the Participant, the Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock/unit awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) Payments under Section 2(a)(iii) or Section 3(a)(iii) hereof, as applicable; and (4) continued Health Reimbursements under Section 3(b) hereof, to the extent applicable.

(b) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax; and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

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(c) For purposes of determining whether clause (A) or clause (B) of Section 4(a) applies to the amount of the Payments, (i) any determination of the amount that would be received by the Participant in either case shall be made in good faith by the Accountants and (ii) the Participant’s actual marginal rate of federal income taxation in the calendar year in which the Payments are to be paid shall be used and the actual marginal rate of taxation in the state and locality of the Participant’s residence for the calendar year in which the Payments are to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes under Section 68 of the Code. The Company and the Participant shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make any determinations under Sections 4(a), (b) and (c) hereof. The Accountants' determinations shall be final and binding on the Company and the Participant.

5. No Mitigation; No Offset. Except as otherwise provided in this Plan, in the event of any Termination, the Participant shall be under no obligation to seek other employment and no amounts due to a Participant under the Plan shall be subject to offset due to any remuneration attributable to subsequent employment that a Participant may obtain.

6. Exclusivity of Severance Payments; Release. In the event a Participant becomes entitled to the amounts provided for in Section 2 or Section 3, such Participant shall not be entitled to any other severance payments or severance benefits, whether contractual or not, from Lakeland, or any payments by Lakeland on account of any claim by the Participant of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws. The Termination payments and benefits (other than the obligations specified in Sections 2(a)(i) and 3(a)(i) above) provided under the Plan shall be conditioned upon and subject to the Participant executing a valid general release reasonably satisfactory to Lakeland, releasing any and all claims arising out of the Participant’s employment (other than enforcement of the Participant’s rights under the Plan), any rights under Lakeland’s incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury (the “Release”). The Company shall provide the Release to a Participant within seven (7) business days following the Participant’s Termination date. In order to receive the payments and benefits provided under the Plan, a Participant shall be required to sign the Release within forty-five (45) days after it is provided to the Participant, and not revoke it within the seven (7) day period following the date on which it is signed. The maximum fifty-nine (59) day period within which the Participant will be provided the Release by the Company and during which such Release must become irrevocable shall be known herein as the “Release Execution Period.”

7. Definitions. For purposes of the Plan, the following terms shall have the meanings ascribed to them.

(a) “Administrator” means the Company, acting through the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company, or any person(s) to whom the Compensation Committee has delegated any authority or responsibility with respect to the Plan pursuant to Section 10, but only to the extent of such delegation.

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(b) “Base Salary” means the annualized rate of pay in effect on the Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then “Base Salary” shall mean the rate of pay in effect immediately prior to such reduction.

(c) “Cause” means with respect to any Participant: (i) the Participant’s habitual intoxication or drug addiction; (ii) the Participant’s violation of the Company’s written policies, procedures or codes including, without limitation, those with respect to harassment (sexual or otherwise) and ethics; (iii) the Participant’s refusal or willful failure by the Participant to perform such duties as may reasonably be delegated or assigned to him or her, consistent with his or her position; (iv) the Participant’s willful refusal or willful failure to comply with any requirement of the Securities and Exchange Commission or any securities exchange or self-regulatory organization then applicable to the Company; (v) the Participant’s willful or wanton misconduct in connection with the performance of his or her duties including, without limitation, breach of fiduciary duties; (vi) the Participant’s breach (whether due to inattention, neglect, or knowing conduct) of any of the material provisions of his or her employment agreement, if any; (vii) the Participant’s conviction of, guilty, no contest or nolo contendere plea to, or admission or confession to any felony or any act of fraud, misappropriation, embezzlement or any misdemeanor involving moral turpitude; (viii) the Participant’s dishonesty detrimental to the best interest of the Company; or (ix) the Participant’s involvement in any matter which, in the opinion of the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, the Board), is reasonably likely to cause material prejudice or embarrassment to the Company’s business.

(d) “Change in Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total power to vote for the election of directors of the Company; (ii) during any twelve month period, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 7(d)(i),Section 7(d)(iii),Section 7(d)(iv) or Section 7(d)(v) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period of whose election or nomination for election was previously approved, cease for any reason to constitute a majority thereof; (iii) the merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (iv) the sale or other disposition of all or substantially all of the assets of the Company; (v) a liquidation or dissolution of the Company; or (vi) acceptance by stockholders of the Company of shares in a share exchange if the stockholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share exchange in substantially the same proportion as their ownership of the voting securities outstanding immediately before such share exchange. In no event shall a Change in Control be deemed to occur upon (A) an announcement or commencement of a tender offer, (B) a “potential” takeover, or (C) stockholder approval of a merger or other transaction. Solely for purposes of the Post Termination CIC Benefit, no Change in Control shall be deemed to have occurred unless the circumstances of such Change in Control would be treated as having resulted in the occurrence of a “change in control event” as such term is defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

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(e) “Change in Control Period” shall mean the ninety (90) day period prior to the effective date of a Change in Control and the eighteen (18) month period following a Change in Control.

(f) “Confidential Information” shall mean all information concerning the business of Lakeland, including but not limited to, commercial relationships or contacts with specific or existing vendors, contractors, suppliers or clients; pricing information and methodology; compensation; customer lists; customer data and information; mailing lists and prospective customer information; financial and investment information; management and marketing plans; business strategy, technique and methodology; business models and data; processes and procedures; and Company provided files, software, code, reports, documents, manuals and forms used in the business which are treated as confidential to the business entity, in whatever medium provided or preserved, such as in writing or stored electronically. With respect to each Participant, excluded from the definition of “Confidential Information” is information that is or becomes part of the public domain, other than through such Participant’s violation of Section 8 of the Plan. For this purpose, information known or available generally within the trade or industry of Lakeland shall be deemed to be known or available to the public.

(g) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(h) “Good Reason” shall mean a Participant’s termination of his or her employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in a Participant’s position or responsibilities or assignment of duties materially inconsistent with the Participant’s status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer the Participant a position in the combined business entity, having authority equivalent in scope to the authority in the position held by the Participant in the Company immediately prior to such business combination; (iii) any decrease in the Participant’s Base Salary, target annual incentive or long-term incentive opportunity; (iv) any breach of the terms of the Plan by Lakeland after receipt of written notice from the Participant and a reasonable opportunity to cure such breach; or (v) Lakeland’s failure to obtain any successor entity’s assumption of its obligations to the Participant hereunder.

(i) “Participant” means an employee of the Company or any subsidiary of the Company who has been specifically designated as eligible to participate in the Plan pursuant to notification in writing from the Administrator, and who (i) is a member of a select group of management or highly compensated employees and (ii) has timely and properly executed and delivered a Participation Agreement to the Company.

(j) “Participation Agreement” means the individual agreement (a form of which is shown in Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

(k) “Severance Multiple” shall mean (i) 2.0 for the Company’s Chief Executive Officer, (ii) 1.5 for Participants who are required to be listed as “executive officers” of the Company in the Company’s Annual Report on Form 10-K, and (iii) the numerical multiple assigned by the Administrator for any other employees who are designated as Participants by the Administrator.

In the event of a Participant’s change in title, such Participant shall immediately become entitled to the applicable Severance Multiple set by the Compensation Committee for such new title without any further actions on behalf of the Company, the Administrator, or the Participant.

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8. Non-Disclosure; Non-Solicitation; Non-Disparagement.

(a) During a Participant’s employment with the Company or any of its subsidiaries and at all times thereafter, the Participant shall not, without Lakeland’s prior written consent, disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of the Participant’s duties hereunder or when required to do so by law. In the event that a Participant is so required by law, the Participant shall give prompt written notice to Lakeland sufficient to allow Lakeland the opportunity to object to or otherwise resist such order.

(b) During a Participant’s employment with the Company or any of its subsidiaries and for a period of 24 months thereafter, the Participant shall not, without Lakeland’s prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by Lakeland or any affiliate, or (ii) was employed by Lakeland or any affiliate within three months prior to such solicitation.

(c) The Participant agrees that, during the Participant’s employment with the Company or any of its subsidiaries and thereafter (including following any Termination for any reason) the Participant will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to Lakeland or its respective officers, directors, employees, advisors, businesses or reputations.

(d) Notwithstanding the foregoing, nothing in the Plan shall limit or affect a Participant’s right, where applicable, to communicate or cooperate with, provide information to, or to file or participate in an investigative proceeding conducted by, the Securities and Exchange Commission or any federal, state or local government agency as provided for, protected under or warranted by whistleblower or other provisions of applicable law or regulation.

9. Claims Procedure; Resolution of Disputes. Any claim by a Participant with respect to the Plan, including without limitation eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be first made in writing to a person designated by the Administrator from time to time for such purpose. If the designated person receiving a claim believes that the claim should be denied, he or she shall notify the Participant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof. This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Participant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Participant responds to the Plan’s request for information.

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If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Participant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and an explanation of why such material or information, if any, is necessary, and (c) notice that the Participant has the right to request review of the decision. The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If a Participant is not notified (of the denial or an extension) within ninety (90) days from the date the Participant notifies the Plan’s Administrator, the Participant may request a review of the application as if the claim had been denied.

A Participant may appeal the denial of a claim by submitting a written request for review to the Administrator within sixty (60) days after written notification of denial is received. Receipt of such denial shall be deemed to have occurred if the notice of denial is sent via first class mail to the Participant’s last shown address on the books of the Company. Such period may be extended by the Administrator for good cause shown. The claim will then be reviewed by the Administrator. In connection with this appeal, the Participant (or his or her duly authorized representative) may (i) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim, and (ii) submit to the Administrator written comments, documents, records, and other information related to the claim. If the Administrator deems it appropriate, it may hold a hearing as to a claim. If a hearing is held, the Participant shall be entitled to be represented by counsel.

The review by the Administrator will take into account all comments, documents, records, and other information the Participant submits relating to the claim. The Administrator will make a final written decision on a claim review, in most cases, within sixty (60) days after receipt of a request for a review. In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required. If that happens, the Participant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to make a determination with respect to the claim. If the extension is required due to the Participant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Participant until the date on which the Participant responds to the Plan’s request for information.

The Administrator’s decision on the claim for review will be communicated to the Participant in writing. If an adverse benefit determination is made with respect to the claim, the notice will include: (1) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (2) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (3) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. A Participant may not start an arbitration proceeding to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate timeframe described above has elapsed since the Participant filed a request for review and the Participant has not received a final decision or notice that an extension will be necessary to reach a final decision. These procedures must be exhausted before a Participant (or any beneficiary) demands arbitration seeking payment of benefits, as set forth below.

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After a Participant has exhausted the administrative remedies set forth in this Section 9, all further claims with respect to the Plan, including without limitation eligibility, participation, contributions, benefits or other aspects of the operation of the Plan, shall be resolved by binding arbitration, to be held at an office closest to Lakeland’s principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, Lakeland shall continue payment of all amounts and benefits due to a Participant hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on the Participant’s behalf by Lakeland; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of the Participant’s dispute assertions or defenses were in bad faith or frivolous. In addition, no action may be started more than two years after the date on which the applicable appeal was denied. If there is no decision on appeal, no action may be started more than two (2) years after the time when the Administrator should have decided the appeal.

10. Administration of the Plan. In accordance with Section 7(a), the Administrator (a) may, in its sole and absolute discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan; and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Compensation Committee.

11. Amendment and Termination. The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Compensation Committee at any time and for any reason, with or without notice, provided that any such amendment or termination that would materially and adversely affect the rights of any Participant shall not to that extent be effective without the consent of the affected Participant.

12. Effect of Plan on Other Benefits. Except as specifically provided in the Plan, the existence of the Plan shall not be interpreted to prohibit or restrict a Participant’s participation in any other employee benefit or other plans or programs in which the Participant may participate from time to time.

13. Not an Employment Agreement; Rights Forfeitable. The Plan is not a contract of employment between any Participant and Lakeland. Lakeland may terminate a Participant’s employment at any time, subject to the terms hereof or any other agreement that might exist between a Participant and Lakeland.

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14. Assignability; Binding Nature. For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company, would be required to perform if no such succession or assignment had taken place. Any such successor and/or assignee shall be required to expressly assume, in writing, the terms and obligations of the Plan. In the event the surviving entity in any transaction to which the Company is a party is a subsidiary of another entity, then the ultimate parent entity of such surviving entity shall cause the surviving entity to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company” as used in the Plan, means the Company, as defined herein, and any successor or assignee (including the ultimate parent entity) to the business or assets of the Company, which by reason hereof becomes bound by the terms and provisions of the Plan.

15. Governing Law/Jurisdiction. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA the Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

16. Severability. In case any one or more of the provisions, subsections, or sentences contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of the Plan, and the Plan shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Moreover, if any one or more of the provisions contained in the Plan shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

17. Withholding. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments or reimbursements pursuant to the Plan. In lieu thereof, subject to Code Section 409A, the Company shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Administrator may prescribe.

18. Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Compensation Committee and all other parties with respect thereto.

19. Non-Alienation of Benefits. The Payments payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Payments to be so subjected shall not be recognized.

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20. Code Section 409A. It is intended that the provisions of the Plan comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), and all provisions of the Plan (or of any award of compensation, including equity compensation or benefits) shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits, which are subject to Code Section 409A, upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A (and the guidance issued thereunder) and, for purposes of any such provision of the Plan, references to a “resignation,” “termination,” “termination of employment,” “retirement” or like terms shall mean separation from service. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to the Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under the Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. For purposes of Code Section 409A, any expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year, the reimbursement of an eligible expense shall be made no later than the end of the calendar year after the calendar year in which such expense was incurred and the right to reimbursement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (a) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Participant, and (b) the date of the Participant’s death, to the extent required under Section 409A of the Code.

21. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

22. Electronic Communication and Administration. Unless prohibited by applicable law, all announcements, notices and other communications regarding the Plan may be made by the Company by electronic means as determined by the Company in its sole discretion.

23. Not Part of Compensation Package and No Acquired Rights. The Payments payable hereunder are provided solely as a payment for involuntary termination under the circumstances described herein (i.e., termination by the Company without Cause or resignation by the Participant for Good Reason in connection with a Change in Control) and shall not constitute part of a Participant’s employment compensation package. Unless required by applicable law, the payments under the Plan are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination pay, redundancy, end of service payments, long-service awards, bonus, incentive pay, pension, or retirement benefits or similar payments and does not create any acquired rights.

24. Personal Information. By participating in the Plan, each Participant hereunder shall consent to the holding and processing of personal information provided by such Participant to the Company, any affiliate of the Company, trustee or third-party service provider, for all purposes relating to the operation of the Plan and to the extent necessary for such operation. These include, but are not limited to: (i) administering and maintaining Participant records; (ii) providing information to the Company, its affiliates, trustees of any employee benefit trust, registrars, brokers or third-party administrators of the Plan; (iii) providing information to future purchasers or merger partners of the Company or any of its affiliates, or the business in which the Participant works; and (iv) to the extent not prohibited by applicable law, transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

(signature page follows)

* * *

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IN WITNESS WHEREOF, Lakeland Industries, Inc. has executed this document, effective as of the Effective Date first noted above.

LAKELAND INDUSTRIES, INC.

By:	/s/ Laurel A. Yartz
Name:	Laurel A. Yartz
Its:	Chief Human Resources Officer

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Appendix A

Lakeland Industries, Inc. Amended and Restated Executive Severance and Change in Control Plan

Form of Participation Agreement

Lakeland Industries, Inc. (the “Company”) is pleased to inform you, _________________, that you have been selected to participate in the Company’s Amended and Restated Executive Severance and Change in Control Plan, as may be amended from time to time (the “Plan”). A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan.

In order to become a participant in the Plan (a “Participant” as described in the Plan), you must complete and sign this Participation Agreement and return it to the Company’s Chief Financial Officer no later than [DATE].

The Plan describes in detail certain circumstances under which you may become eligible for Payments (as defined in the Plan). As described more fully in the Plan, you may become eligible for a Payment under Section 2 or Section 3 of the Plan if you experience a Termination (as defined in the Plan).

In order to receive and/or retain any Payments for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period, and you must also adhere to the non-disclosure, non-disparagement and non-solicitation provisions of the Plan as set forth in the Plan. Also, as explained in the Plan, for any Participant who is a U.S. taxpayer (whether by reason of being a U.S. citizen, U.S. resident otherwise), your Payments (if any) may be reduced under certain circumstances, if necessary, (i) to satisfy withholding requirements under applicable law, and/or (ii) to avoid your Payments from becoming subject to “golden parachute” excise taxes under the U.S. Internal Revenue Code.

By signing this Participation Agreement and being eligible to participate in the Plan, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Plan; (2) you have carefully read this Participation Agreement and the Plan; (3) you agree to comply with the restrictive covenants set forth in Section 8 of the Plan; (4) you agree to settle all disputes relating to the Plan and your rights thereunder by binding arbitration as set forth in Section 9 of the Plan following your exhaustion of the claims and appeal procedure under Section 9 of the Plan; and (5) if you are a party to an agreement with the Company providing for severance and/or other benefits as a result of the termination of your employment in connection with a Change in Control (a “Prior Agreement”), this Participation Agreement and the Plan shall replace and supersede any such Prior Agreement, and any such Prior Agreement shall be of no further force or effect.

[Signature Page Follows]

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LAKELAND INDUSTRIES, INC.	[PARTICIPANT NAME]

Signature	Signature

Name	Date

Title

Attachment: Lakeland Industries, Inc. Amended and Restated Executive Severance and Change in Control Plan

[Signature Page to the Participation Agreement]

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